Exhibit 34.3

Report of Independent Registered Public Accounting Firm

To the Board of Directors

FDI Computer Consulting, Inc.

Sacramento, California

We have examined management’s assertion, included in the accompanying Report on Compliance with Applicable Servicing Criteria Pursuant to Item 1122 of Regulation AB under the Securities Exchange Act of 1934 that FDI Computer Consulting, Inc., dba FDI Collateral Management (the Company), a wholly owned subsidiary of Trivin, Inc., complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for collateral being serviced for the transactions for which the Company is participating (see Exhibit A for a complete list of such transactions herein referred to as the Platform) as of and for the year ended December 31, 2007, except for 1122 (d)(1)(ii)-(iv), 1122 (d)(2)(i)-(vii)(D), 1122 (d)(3)(i)-(iv) and 1122(d)(4)(iii)-(xv), which the Company has determined are not applicable to the activities performed by them with respect to the Platform covered by this report. Management is responsible for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on management’s assertion about the compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the transactions that comprise the Platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our test that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assertion that the Company complied with the aforementioned servicing criteria for the Platform as of and for the year ended December 31, 2007, is fairly stated, in all material respects.

/s/McGladrey & Pullen

Irvine, California

February 9, 2008

McGladrey & Pullen, LLP is a member firm of RSM International,

an affiliation of separate and independent legal entities.

Exhibit A

FDI’s Assessment of Compliance with Servicing Criteria applies to the following transactions:

Capital One Auto Finance

Capital One Auto Finance Trust 2006-A

Capital One Auto Finance Trust 2006-B

Capital One Auto Finance Trust 2006-C

Capital One Prime Auto Receivables Trust 2006-1

Capital One Prime Auto Receivables Trust 2006-2

Capital One Auto Finance Trust 2007-A

Capital One Auto Finance Trust 2007-B

Capital One Auto Finance Trust 2007-C

Capital One Prime Auto Receivables Trust 2007-1

Capital One Prime Auto Receivables Trust 2007-2

USAA Federal Savings Bank

USAA Auto Owner Trust 2007-1

USAA Auto Owner Trust 2007-2